EXHIBIT 99.1

FOR IMMEDIATE RELEASE

JMG EXPLORATION, INC. ANNOUNCES TERMINATION OF PROPOSED SHARE EXCHANGE TRANSACTION WITH JED OIL INC.

Resignation of CFO also announced

Calgary, Alberta – Tuesday, November 21, 2006 – JMG Exploration, Inc., (“JMG” or the “Company”) (NYSE ARCA: JMG, JMG+) today announced that it has decided not to pursue the previously announced transaction for a share exchange with JED Oil Inc. (AMEX: JDO) , in which it would have mergedwith JED’s wholly owned US subsidiary and shareholders of JMG would have received two common shares of JED for every three shares held in JMG.

The decision was made by the Special Independent Committee of JMG’s board of directors comprised of the the three directors who are independent of JED. Joe Skeehan, Chairman of the Special Independent Committee and JMG’s CEO, stated “with the material changes to both companies and general market conditions since the letter of intent was signed in February, the transaction no longer makes sense from a financial point of view for the JMG shareholders. JMG will now concentrate on alternatives to the transaction with JED, which could consist of finding another merger partner or sourcing full time officers and staff for JMG.”

JMG also announced that it has received the resignation of its Chief Financial Officer, David C. Ho. Mr. Ho was also CFO of JED and recently announced his resignation from JED, at which time he also resigned as an officer of JMG. Donald P. Wells, Chairman of JMG’s Audit Committee, will act as interim CFO until a replacement is sourced.

Company Contacts:	or	Investor Relations Counsel
JMG Exploration, Inc.	The Equity Group Inc.
Reg Greenslade, Chairman	Linda Latman (212) 836-9609
(403) 213-2507	Lena Cati (212) 836-9611
Joseph Skeehan, CEO & President	www.theequitygroup.com